Exhibit 99.1

Span-America Reports Fourth Quarter and Fiscal 2010 Results

GREENVILLE, S.C.--(BUSINESS WIRE)--November 1, 2010--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the fourth quarter and fiscal year ended October 2, 2010. The company reported fourth quarter 2010 sales of $13.8 million and net income of $1.2 million, or $0.42 per diluted share. Sales for fiscal year 2010 were $52.4 million, and net income was $4.5 million, or $1.59 per diluted share.

“Span-America had a solid fourth quarter with our best sales performance and the second best earnings performance in fiscal 2010,” stated Jim Ferguson, president and CEO of Span-America Medical Systems. “Our results for fiscal 2010 did not match the prior year’s record performance due primarily to lower sales of capital equipment medical goods that were negatively affected by continuation of the soft economy and uncertainty related to health care reform. We have continued to invest in new product development and in our sales force during fiscal 2010 and believe we are in an excellent competitive position to increase sales and earnings as the economy improves.”

Fourth Quarter Results

Sales for the fourth quarter of fiscal 2010 declined 7% to $13.8 million compared with $14.8 million in the same quarter last year. The decline in sales was due primarily to lower medical segment sales that were down $818,000, or 9%, to $8.7 million compared with $9.5 million in the fourth quarter of last year.

The majority of the decline in medical sales occurred in our lines of therapeutic support surfaces, which were down 15% to $5.3 million compared with $6.2 million in last year’s fourth quarter. This was largely due to lower sales of capital equipment goods, including our alternating pressure and low-air-loss products. Therapeutic support surfaces made up 61% of total medical sales in the fourth quarter this year, down from 66% in the fourth quarter last year.

“We experienced lower demand for higher-priced capital equipment goods in the fourth quarter and the full fiscal year due mostly to the weak economy and the uncertainty over the effects of health care reform,” continued Mr. Ferguson. “Sales of therapeutic support surfaces stabilized over the second half of the fiscal year although demand has been much weaker in the long-term care and home care markets than in the acute care market. The long-term care and home care markets still face challenges due to state funding issues and Medicare reimbursement changes.”

Sales results for other medical products were largely positive in the fourth quarter of 2010. Sales of patient positioners rose by 12% in the fourth quarter due to increased demand from our customers in the acute care market. Mattress overlay sales declined 4%, and sales of the Risk Manager bedside safety mat grew by 8%. Fourth quarter 2010 sales of seating products and our Selan® skin care line were level compared with the same quarter last year.

Sales in the custom products segment were down 3% to $5.1 million compared with $5.2 million in the fourth quarter of fiscal 2009. The decrease was caused by lower sales of consumer products, primarily due to the loss of two retail customers within the last year. The decline in consumer sales was partially offset by higher sales of industrial products that were up 29% to $740,000 compared with $576,000 in the fourth quarter of last year.

Consumer sales declined 7% to $4.3 million compared with $4.7 million in the fourth quarter last year. Sales to our largest retail customer increased modestly in the fourth quarter compared with last year but were affected by lower unit prices in response to competition. All of our consumer sales go through our marketing partner, Louisville Bedding Company.

“We launched a new line of consumer products to a new customer in the fourth quarter this year,” stated Mr. Ferguson. “Early sales performance at the retail level has been very good, and we expect that sales to this new customer will grow in future quarters.”

Operating income for the fourth quarter of fiscal 2010 decreased 16% to $1.8 million compared with $2.2 million in the fourth quarter last year. The decline in operating income was caused by lower sales volume, slightly higher manufacturing costs and a less profitable mix of sales in the medical and consumer businesses.

Net income for the fourth quarter decreased 26% to $1.2 million, or $0.42 per diluted share, compared with a record $1.6 million, or $0.57 per diluted share, in the fourth quarter of fiscal 2009. The decline in net income was caused by the operating performance described above plus an unusually low effective tax rate in the fourth quarter of fiscal 2009 compared with the fourth quarter of fiscal 2010.

Fiscal Year Results

Fiscal 2010 net sales were $52.4 million, down 6% compared with $55.9 million in fiscal 2009. The majority of the decrease in sales was due to lower medical segment sales compared with the prior year.

Medical sales totaled $35.6 million in fiscal 2010 and were down 6% compared with sales of $37.8 million in fiscal 2009. The decline was due to lower sales of therapeutic support surfaces, which decreased 13% to $22.2 million compared with $25.5 million in fiscal 2009. Most of the fiscal 2010 support surface sales decline came from our PressureGuard® CFT® non-powered products and our APM2® and Easy Air® powered products.

Performance in our other medical product lines included a 62% increase in sales of Risk Manager bedside safety mats, a 10% increase in sales of Selan skin care products, a 5% increase in sales of mattress overlays and a 4% increase in sales of patient positioners. Mattress overlays and patient positioners are sold primarily in the acute care medical market.

“The weak economy and its effect on capital goods purchases continued to pressure long-term care and home care providers in fiscal 2010 and was reflected in our lower sales to these markets,” said Mr. Ferguson. “We have seen growing demand from the acute care market and remain positive about our continued penetration of this important market segment.”

Sales in the custom products segment declined 7% in fiscal 2010 to $16.8 million compared with $18.1 million in fiscal 2009. Consumer sales declined 10% to $13.8 million compared with $15.3 million in fiscal 2009. Industrial sales were up 8% to $3.0 million compared with $2.8 million last year. The decline in consumer sales was due to selective unit price reductions to meet competitive situations, the loss of a retail customer earlier this year and the comparison to higher sales generated from a market test program in fiscal 2009 that was not repeated in fiscal 2010.

“We are pleased with the continued growth in industrial sales this year since it tends to be a leading indicator for overall manufacturing activity,” continued Mr. Ferguson. “In addition, our industrial sales growth was broad-based and was generated from new and existing customers. This highlights the improved business conditions for our regional manufacturing customers, particularly in the automotive and packaging markets.”

Net income for fiscal 2010 was $4.5 million, or $1.59 per diluted share, down 4% from $4.7 million, or $1.67 per diluted share, in fiscal 2009. The decrease in net income was caused by lower sales volume in the medical and consumer product lines, a less profitable sales mix among our consumer products and slightly higher R&D expenses in the medical segment related to new product development projects.

Outlook for Fiscal 2011

“Our outlook for fiscal 2011 reflects slow growth in the economy and its effect on our medical and custom products sales,” continued Mr. Ferguson. “We expect sales to the acute care market to be stronger in fiscal 2011 while the long-term care and home care markets will likely remain soft. The long-term care and home care markets remain under near-term funding pressures while the acute care market segment has fewer funding constraints. In addition, we recently launched a new line of therapeutic support surfaces targeted for the acute care market that we believe has excellent potential. Our new Custom CareTM therapeutic support surfaces feature a unique design of foam and air technology available in non-powered models or powered versions that offer alternating pressure and lateral rotation therapy.

“We expect continued growth in our custom products segment due to higher sales to a new customer in the consumer market. We remain positive about increasing total sales in the custom products segment in fiscal 2011 even though industrial sales are projected to be flat due to lower sales to a customer in the water sports market. We hope that this projected decline in water sports sales will be made up by higher sales to our customers in the automotive and packaging industries as the economy improves in fiscal 2011.

“We made solid progress in improving our manufacturing efficiencies in fiscal 2010, and we continue to invest in new product development projects and increase our funding for medical sales and marketing. We believe these investments will provide us with a competitive edge as the economy improves,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Span+Aids®, Isch-Dish®, and Selan® products. The company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the loss of a key customer or distributor for our products, (b) the inability to achieve anticipated sales volumes of medical or custom products, (c) the potential for volatile pricing conditions in the market for polyurethane foam, (d) raw material cost increases, (e) the potential for lost sales due to competition from low-cost foreign imports, (f) changes in relationships with large customers or key suppliers, (g) the impact of competitive products and pricing, (h) government reimbursement changes in the medical market, (i) FDA regulation of medical device manufacturing, and (j) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Statements of Income (Unaudited)

	Three Months Ended			Twelve Months Ended
	Oct. 2,	Oct. 3,		Oct. 2,	Oct. 3,
	2010	2009	% Chg	2010	2009	% Chg

Net sales	$13,804,145	$14,771,180	-7%	$52,355,662	$55,867,104	-6%
Cost of goods sold	8,887,979	9,031,189	-2%	32,934,427	35,658,795	-8%
Gross profit	4,916,166	5,739,991	-14%	19,421,235	20,208,309	-4%
	35.6%	38.9%		37.1%	36.2%

Selling and marketing expenses	2,151,732	2,440,939	-12%	8,672,544	9,038,123	-4%
Research and development expenses	220,574	258,507	-15%	937,865	866,179	8%
General and administrative expenses	710,537	864,669	-18%	3,076,805	3,436,114	-10%
	3,082,843	3,564,115	-14%	12,687,214	13,340,416	-5%

Operating income	1,833,323	2,175,876	-16%	6,734,021	6,867,893	-2%
	13.3%	14.7%		12.9%	12.3%

Non-operating income (expense):
Investment income and other	4,536	21,313	-79%	52,194	28,934	80%
Interest (expense)	-	-	n/a	-	(4,174)	100%
Net non-operating income	4,536	21,313	-79%	52,194	24,760	111%

Income from continuing operations before income taxes	1,837,859	2,197,189	-16%	6,786,215	6,892,653	-2%
Income taxes on continuing operations	647,000	592,000	9%	2,280,000	2,188,000	4%
Income from continuing operations	1,190,859	1,605,189	-26%	4,506,215	4,704,653	-4%
	8.6%	10.9%		8.6%	8.4%

(Loss) from discontinued operations, net of income taxes	-	-	n/a	-	(20,622)	100%

Net income	$1,190,859	$1,605,189	-26%	$4,506,215	$4,684,031	-4%

Income from continuing operations per common share:
Basic	$0.43	$0.59	-27%	$1.65	$1.72	-4%
Diluted	0.42	0.57	-27%	1.59	1.68	-5%

(Loss) from discontinued operations per common share:
Basic	$-	$-	n/a	$-	$(0.01)	100%
Diluted	-	-	n/a	-	n/a	n/a

Net income per common share:
Basic	$0.43	$0.59	-27%	$1.65	$1.72	-4%
Diluted	0.42	0.57	-27%	1.59	1.67	-5%

Dividends per common share (1)	$0.10	$0.09	11%	$1.40	$0.36	289%

Weighted average shares outstanding:
Basic	2,757,901	2,719,180	1%	2,737,790	2,730,426	0%
Diluted	2,837,464	2,807,418	1%	2,841,133	2,803,625	1%

Supplemental Data
Depreciation expense included in continuing operations	$181,873	$198,538	-8%	$743,159	$764,194	-3%
Amortization expense included in continuing operations	16,271	23,100	-30%	70,132	85,801	-18%

(1) Dividends per common share include a special dividend of $1.00 per share paid on June 4, 2010.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Balance Sheets

	Oct. 2,	Oct. 3,
	2010	2009
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$781,195	$1,263,944
Securities available for sale	3,701,511	3,703,839
Accounts receivable, net of allowances	7,129,352	6,305,430
Inventories	4,135,379	3,909,318
Deferred income taxes	667,000	997,000
Prepaid expenses	430,935	101,835
Total current assets	16,845,372	16,281,366

Property and equipment, net	5,684,797	6,158,977
Goodwill	1,924,131	1,924,131
Other assets	2,757,888	2,470,077
	$27,212,188	$26,834,551

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,335,633	$1,679,822
Accrued and sundry liabilities	2,641,348	3,743,968
Total current liabilities	4,976,981	5,423,790

Deferred income taxes	196,000	129,000
Deferred compensation	660,618	708,421
Total long-term liabilities	856,618	837,421

Total liabilities	5,833,599	6,261,211

Shareholders' equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,757,464 (Oct. 2, 2010) and 2,712,310 (Oct. 3, 2009)	870,946	792,466
Additional paid-in capital	696,491	619,460
Retained earnings	19,811,152	19,161,414
Total shareholders' equity	21,378,589	20,573,340

	$27,212,188	$26,834,551

Note: The balance sheet at October 3, 2009 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer